Exhibit 99.1

Insignia Solutions Reports First Quarter 2005 Financial Results

•	First Quarter 2005 Revenues Increase 45% Over Prior Year’s Quarter to $462,000

•	Shareholders’ Equity at $3.6 Million

•	Mi4e Acquisition Completed

FREMONT, Calif. — May 11, 2005—Insignia Solutions (Nasdaq:INSG) today reported financial results for the first quarter ended March 31, 2005.

Total revenues for the first quarter of 2005 were $462,000 compared to $319,000 in the same period in the prior year and $8,000 in the fourth quarter of 2004. In the first quarter of 2005, Mi4e, which was acquired by Insignia Solutions on March 16, 2005, had $213,000 of pre-acquisition revenues which were not included in Insignia’s consolidated first quarter results as well as $131,000 of post-acquisition revenues which are included in Insignia’s first quarter reported results. During the recently completed first quarter, 19% of the combined revenues from the two companies ($675,000) were derived from sales of Open Management Client (OMC), while 30% were from sales of Secure System Provisioning (SSP) and 51% stemmed from sales of the Mi4e Device Management Server (DMS) product.

The operating loss for the first quarter of 2005 was $1.8 million compared to $1.9 million in the same period of the prior year, and $2.0 million in the fourth quarter of 2004. Loss per share for the first quarter of 2005 was $ 0.05 per share, compared to a loss of $ 0.07 per share in the same period in the prior year and a loss of $ 0.06 per share in the fourth quarter of 2004. Operating expenses in the quarter were $2.3 million compared to $2.2 million in the same period in the prior year and $2.0 million in the fourth quarter of 2004. Operating expenses in the first quarter of 2005 included a provision for doubtful accounts of $175,000.

The Company’s cash and cash equivalents were $882,000 as of March 31, 2005 compared to $902,000 at December 31, 2004. Shareholders’ equity at March 31, 2005 was $3,640,000 compared to $1,341,000 at December 31, 2004. During the quarter the Company received $1.5 million of funding from Fusion Capital in exchange for approximately 3.5 million shares. The acquisition of Mi4e, in exchange for approximately 4.0 million shares valued at approximately $2.8 million and acquisition costs of approximately $200,000, resulted in approximately $2.9 million of intangible assets and goodwill being added to the Company’s balance sheet during the quarter. At March 31, 2005, the Company had approximately 42.4 million shares issued and outstanding, which excludes approximately 1.0 million unissued shares on retention in connection with the Mi4e acquisition, compared to 35.7 million shares at December 31, 2004.

Mark McMillan, CEO of Insignia Solutions, commented, “Our first quarter revenue results demonstrate customers’ positive response to Insignia’s growing suite of products and technology leadership. With our acquisition of Mi4e now completed, we look forward to the full benefit of complementary technology offerings, cost synergies, global sales coverage and cross-selling opportunities among our product lines in the third quarter of this year.”

Mr. McMillan concluded, “With global carriers moving to implement Open Mobile Alliance standards and reviewing firmware Over-The-Air solutions, we are at an exciting and important stage in the evolution of the mobile device management industry. With more opportunities in our pipeline, a committed team and judicious expense management, we look forward to continued growth in coming periods.”

Recent Highlights

•	In a release today, the Company announced that TTPCom, which develops intellectual property used in the design and manufacture of wireless communication terminals, has licensed Insignia’s OMC to deliver advanced mobile device management solutions.

•	On April 28, 2005 Insignia announced that its DMS was selected by Hutchison 3G Austria for configuration of subscriber email accounts. Furthermore, the two companies entered into a site content agreement to increase usage across the data network.

•	Red Bend Software and Insignia announced an agreement, in late March, to build interoperability between Insignia’s SSPv2 server product and Red Bend’s vCurrent Mobile client product. Red Bend will also use Insignia’s standards-based OMC.

•	On March 16, 2005 the Company completed the acquisition of Stockholm-based Mi4e and has commenced integrating the two operations to take advantage of the product, business and cost synergies offered by combining the two companies.

•	Also, at the 3GSM World Congress in February, Insignia announced Intelligent service Creation Environment (ICE™) which enables operators to quickly build and deploy intelligent workflows that use a powerful rules engine to personalize the enablement of mobile services and automate diagnostic and multi-step device management functions.

Guidance for 2005 Second Quarter

Insignia expects its revenues for the second quarter to be in excess of the level achieved in the first quarter of 2005 by Insignia and Mi4e combined. Expenses are expected to be approximately at the same level as Insignia’s first quarter 2005 expenses, exclusive of the provision for doubtful accounts and amortization of intangible assets acquired from Mi4e.

Conference Call

Insignia Solutions will host a conference call today at 2:00 p.m., Pacific Time. A live webcast of the conference call will be available via a link on the Investor Relations portion of Insignia’s website at www.insignia.com. An on-demand archive of the call will be available at the company’s website for a period of two weeks.

Forward-Looking Statements

     This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding revenue and expenses for the second quarter of 2005, the expected benefits of the Mi4e acquisition, customer demand and Insignia’s sales pipeline, and expected growth. The results for the second quarter of 2005 of Insignia Solutions plc may differ from the guidance discussed above due to factors described under risk factors in the Company’s recently filed annual report on Form 10-K with the Securities and Exchange Commission. The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. Historical results are not necessarily indicative of future performance. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s delisting from Nasdaq, Insignia’s need for additional capital to sustain operations,

Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filing on Form10-K. This filing is available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

About Insignia Solutions

Insignia enables mobile operators and terminal manufacturers to manage a growing, complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Insignia SSPv2 product is a complete standard-based mobile device management offering, which includes client provisioning technologies supported by most of the mobile devices in the past, OMA-DM based technology used by current mobile devices and future OMA-DM based technologies. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on NASDAQ under the symbol INSG. Insignia is headquartered in Fremont, California, with research and development and European operations based in the United Kingdom and Sweden as well as regional offices in Hong Kong and Seoul. For additional information about Insignia or its products, please visit www.insignia.com.

     Insignia’s global customer list includes ACCS, Amena, Axalto, Campuz Mobile, CTBC, Dobson, I wireless, MTN, New World Mobility, Porta, Telstra, 3, Soutec, Spinbox and Vodacom.

Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks of Insignia Solutions, Inc.

     CONTACT:

Insignia Solutions
Roger Friedberger, 510-360-3700

or

Financial Dynamics
Teresa Thuruthiyil, 415-439-4500 (Investors)

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2005	2004
Net revenues:
License	$417	$316
Service	45	3

Total net revenues	462	319

Expenses:
Cost of net revenues	5	23
Sales and marketing	662	816
Research and development	824	811
General and administrative	794	591

Total operating expenses	2,285	2,241

Operating loss	(1,823)	(1,922)
Interest income (expense), net	1	(1)
Other income (expense), net	(31)	(13)

Loss before income taxes	(1,853)	(1,936)
Provision for (benefit from) income taxes	36	(26)

Net loss	$(1,889)	$(1,910)

Net loss per share
Basic and diluted	$(0.05)	$(0.07)

Weighted average shares and share equivalents:
Basic and diluted	39,490	28,616

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$882	$902
Restricted cash	50	50
Accounts receivable, net of allowances of $175 and $0, respectively	669	175
Other receivables	103	241
Tax receivable	133	322
Prepaid expenses	330	456

Total current assets	2,167	2,146
Property and equipment, net	150	140
Intangible assets, net	2,387	—
Goodwill	509	—
Investment in affiliate	50	68
Other assets	232	233

	$5,495	$2,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$470	$241
Accrued liabilities	1,070	995
Income taxes payable	63	—
Notes payable	104	—
Deferred revenue	148	10

Total current liabilities	1,855	1,246

Shareholders’ equity:
Ordinary shares	14,825	11,939
Additional paid-in capital	65,761	64,459
Accumulated deficit	(76,485)	(74,596)
Other accumulated comprehensive loss	(461)	(461)

Total shareholders’ equity	3,640	1,341

	$5,495	$2,587